Investor Contact: Alex Lewis
                877-784-7167
NEWS RELEASE
Media Contact:    Debbie Atkins
        864-597-8361

DENNY’S REPORTS FIRST QUARTER 2008 SAME-STORE SALES

Spartanburg, S.C., April 14, 2008 – Denny’s Corporation (NASDAQ: DENN) today reported same-store sales for its company-owned and franchised restaurants during the quarter ended March 26, 2008 compared with the related period in fiscal year 2007.

	1st Quarter
	2008	2007
Same-Store Sales
Company Restaurants	0.7%	(1.8%)

Franchised Restaurants	(0.9%)	(0.7%)

System-wide Restaurants	(0.4%)	(1.1%)

Company Restaurant Sales Detail
Guest Check Average	5.7%	2.7%

Guest Counts	(4.7%)	(4.3%)

During the first quarter, Denny’s opened one new company restaurant, closed one and sold 21 company restaurants to franchisee operators.  Also during the first quarter, franchisees opened nine new restaurants, closed five and purchased 21 company restaurants.  Denny’s ended the first quarter with 373, or 24%, company restaurants and 1,177, or  76%, franchised and licensed restaurants, a net increase of four restaurants in the quarter.

Further Information

Denny’s expects to release financial and operating results for its first quarter ended March 26, 2008 after the markets close on Tuesday, April 29, 2008.

Denny’s is America’s largest full-service family restaurant chain, consisting of 373 company-owned units and 1,177 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s website at www.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 26, 2007 (and in the Company’s subsequent quarterly reports on Form 10-Q).